Exhibit 99.1

PRESS RELEASE

RELEASE DATE: July 19, 2011	CONTACT: CHARLES P. EVANOSKI GROUP SENIOR VICE PRESIDENT CHIEF FINANCIAL OFFICER (724) 758-5584

FOR IMMEDIATE RELEASE

ESB FINANCIAL CORPORATION ANNOUNCES
INCREASED SECOND QUARTER EARNINGS

Ellwood City, Pennsylvania, July 19, 2011 – – ESB Financial Corporation (Nasdaq: ESBF), the parent company of ESB Bank, today announced earnings for the quarter ended June 30, 2011 of $0.29 per diluted share on net income of $4.3 million as compared to earnings of $0.27 per diluted share on net income of $4.0 million for the quarter ended June 30, 2010, a 7.4% increase in net income per diluted share. The Company’s annualized return on average assets and average equity were 0.88% and 9.70%, respectively, for the quarter ended June 30, 2011, compared to 0.82% and 9.30%, respectively, for the quarter ended June 30, 2010.

For the six month period ended June 30, 2011, the Company realized earnings of $0.55 per diluted share on net income of $7.9 million compared to earnings of $0.51 per diluted share on net income of $7.3 million for the same period in the prior year, a 7.8% increase in net income per diluted share.  The Company’s annualized return on average assets and average equity were 0.82% and 9.20%, respectively, for the six month period ended June 30, 2011, compared to 0.75% and 8.65%, respectively, for the six months ended June 30, 2010.

Charlotte A. Zuschlag, President and Chief Executive Officer of the Company, stated, “The Board of Directors, senior management and I are pleased with the improvement in earnings for the six months ended June 30, 2011. We have continued to manage and grow our interest rate margin primarily through internal deposit growth. We established a program of pursuing personal and business deposit relationships and are pleased to see the positive trends that began in 2010 continue into 2011. Our deposits grew $89.6 million since December 2010. Our net income improved 8.1% over the six month period ended June 30, 2010 and our net interest margin slightly improved since December 31, 2010.” Ms. Zuschlag continued by stating, “Management will continue to strive to pursue growth opportunities that will provide a sound investment return to our shareholders such as our expansion plans with the construction of our 25th office in Cranberry Township, Butler County, which is scheduled to open in the fourth quarter of 2011.” She added, “Our philosophy has been, and continues to be, to manage the net interest margin without compromising asset quality or future earnings potential while continuing to offer quality products to our customers.”

Consolidated net income increased $316,000, or 8.0%, to $4.3 million for the quarter ended June 30, 2011, compared to $4.0 million for the same period in the prior year.  This increase was primarily the result of increases in net interest income and noninterest income of $416,000 and $93,000, respectively, as well as a decrease in net income attributable to noncontrolling interest of $177,000.  These increases were offset by increases in noninterest expense and provision for income taxes of $310,000 and $60,000, respectively.  The increase in net interest income for the quarter June 30, 2011 was primarily the result of a decrease in interest expense of $1.6 million, partially offset by a decrease in interest income of $1.2 million.

Consolidated net income for the six month period ended June 30, 2011, as compared to the six month period ended June 30, 2010, increased $596,000, or 8.1%, to $7.9 million from $7.3 million.  This increase was primarily the result of increases in net interest income and non-interest income of $437,000 and $1.4 million, respectively, partially offset by increases in non-interest expense, provision for income taxes and net income attributable to the noncontrolling interest of $818,000, $136,000 and $350,000, respectively.  The increase in net interest income for the quarter June 30, 2011 was primarily the result of a decrease in interest expense of $3.8 million, partially offset by a decrease in interest income of $3.4 million.

Non-interest income for the quarter ended June 30, 2011 was affected by a write-down of the market value of the Company’s interest rate caps of approximately $744,000, compared to $414,000 during the quarter ended June 30, 2010. Non-interest income for the quarter ended June 30, 2010 was also affected by impairment charges on a collateralized debt obligation that is comprised of sixteen financial institutions, a collateralized mortgage obligation bond and equity securities that the Company holds in community banks of $128,000, $115,000 and $29,000, respectively. The Company did not have any impairment charges during the quarter ended June 30, 2011.

Non-interest income for the six month period ended June 30, 2011 was affected by a write-down of the market value of the Company’s interest rate caps of approximately $868,000, compared to $733,000 for the six months ended June 30, 2010.  During the six months ended June 30, 2010, the Company also incurred impairment charges on a collateralized debt obligation that is comprised of sixteen financial institutions, a collateralized mortgage obligation bond and equity securities that the Company holds in community banks of $426,000, $115,000 and $40,000, respectively, as well as write downs of land acquisition and development costs of approximately $852,000 at one of the Company’s joint ventures.  The Company did not have any impairment charges during the six month period ended June 30, 2011.

The Company’s total assets increased by $53.9 million, or 2.8%, during the period to $1.97 billion at June 30, 2011 from $1.91 billion at December 31, 2010. This increase resulted primarily from increases to cash and cash equivalents, securities available for sale, premises and equipment, real estate acquired for foreclosure and bank owned life insurance of $15.4 million, or 43.0%, $47.7 million, or 4.4%, $682,000, or 4.9%, $246,000 or 22.7% and $343,000, or 1.1%. These increases were partially offset by decreases in loans receivable, loans held for sale, accrued interest receivable, FHLB stock, real estate held for investment, intangible assets, securities receivable and prepaid expenses and other assets of $1.1 million, or 0.2%, $80,000, or 100.0%, $475,000, or 4.9%, $2.5 million or 9.8%, $2.6 million, or 11.9%, $180,000, or 20.1%, $655,000, or 30.1% and $2.9 million, or 24.2%.  Total non-performing assets increased to $16.3 million at June 30, 2011 compared to $14.4 million at December 31, 2010 and non-performing assets to total assets were 0.83% at June 30, 2011 compared to 0.75% at December 31, 2010. The increase in non-performing assets of approximately $1.9 million was primarily the result of increases in non-performing loans, REO and the TDR of $1.6 million, $246,000 and $136,000, partially offset by a decrease to the repossessed vehicles of $106,000. The Company’s total liabilities increased $43.4 million, or 2.5%, to $1.79 billion at June 30, 2011. This increase resulted primarily from increases to deposits and accrued expenses and other liabilities of $89.6 million, or 8.9%, and $6.6 million, or 52.2%, respectively, partially offset by a decrease in borrowed funds of $53.1 million, or 7.4%. Total stockholders’ equity increased $10.5 million, or 6.3%, to $177.9 million at June 30, 2011, from $167.4 million at December 31, 2010. The increase to stockholders’ equity was primarily the result of increases in retained earnings and accumulated other comprehensive income of $5.9 million and $5.3 million, respectively, and a decrease in treasury stock of $4.2 million, partially offset by an increase in unearned employee stock ownership plan shares of $4.7 million. Average stockholders’ equity to average assets was 8.94%, and book value per share was $12.03 at June 30, 2011 compared to 8.87% and $11.63, respectively, at December 31, 2010.

The basic net income, diluted net income and book value per share for the quarter and six months ended June 30, 2010 have been adjusted to reflect the six-for-five stock split declared April 19, 2011 and paid May 16, 2011.

ESB Financial Corporation is the parent holding company of ESB Bank and offers a wide variety of financial products and services through 24 offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania.  The common stock of the Company is traded on The Nasdaq Stock Market under the symbol “ESBF”. We make available on our web site, which is located at http://www.esbbank.com, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, on the date which we electronically file these reports with the Securities and Exchange Commission.  Investors are encouraged to access these reports and the other information about our business and operations on our web site.

This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company.  Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations

Press Release

July 19, 2011

ESB FINANCIAL CORPORATION AND SUBSIDIARIES
Financial Highlights
(Dollars in Thousands - Except Per Share Amounts)

OPERATIONS DATA:
	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010

Interest income	$20,199	$21,407	$40,154	$43,529
Interest expense	8,979	10,603	18,117	21,929

Net interest income	11,220	10,804	22,037	21,600
Provision for loan losses	200	200	500	554
Net interest income after provision for
loan losses	11,020	10,604	21,537	21,046
Noninterest income	1,678	1,585	3,167	1,758
Noninterest expense	7,023	6,713	14,205	13,387
Income before provision
for income taxes	5,675	5,476	10,499	9,417
Provision for income taxes	1,160	1,100	2,056	1,920

Net income	4,515	4,376	8,443	7,497
Less: Net income attributable to noncontrolling interest	230	407	498	148
Net income attributable to ESB Financial Corporation	$4,285	$3,969	$7,945	$7,349

Net income per share:
Basic	$0.30	$0.28	$0.55	$0.51
Diluted	$0.29	$0.27	$0.55	$0.51

Net interest margin	2.72%	2.63%	2.69%	2.61%
Annualized return on average assets	0.88%	0.82%	0.82%	0.75%
Annualized return on average equity	9.70%	9.30%	9.20%	8.65%

FINANCIAL CONDITION DATA:
			June 30,	December 31,
			2011	2010

Total assets			$1,967,717	$1,913,867
Cash and cash equivalents			51,075	35,707
Total investment securities			1,125,389	1,077,672
Loans receivable, net			639,812	640,887
Customer deposits			1,102,261	1,012,645
Borrowed funds (includes subordinated debt)			662,354	715,456
Stockholders' equity			177,850	167,353
Book value per share			$12.03	$11.63

Average equity to average assets			8.94%	8.87%
Allowance for loan losses to loans receivable			1.01%	1.00%
Non-performing assets to total assets			0.83%	0.75%
Non-performing loans to total loans			2.26%	2.00%